Exhibit 99.2

News Release

BorgWarner Appoints Deborah McWhinney and
 Paul Mascarenas to its Board of Directors

Auburn Hills, Michigan, JULY 27, 2018 – BorgWarner announced that Deborah McWhinney and Paul Mascarenas have been named to its board of directors.
“We are delighted to welcome Debby and Paul to BorgWarner’s Board of Directors," said Alexis P. Michas, non-executive chairman of the board of BorgWarner. Both individuals are recognized business leaders, incredibly talented and bring a broad set of skills to BorgWarner. We are fortunate to add such high caliber people to our Board."
McWhinney is the former Division CEO, Global Enterprise Payments, Citigroup Inc., one of the largest financial services firms. In this role, McWhinney was responsible for developing and implementing new mobile and online services around the globe for some of the world’s largest corporations and governments. Prior to joining Citigroup, McWhinney spent six years as president of Charles Schwab Corp.’s division that serves financial advisors and was a member of the Schwab Bank board of directors.
McWhinney holds a Bachelor of Science in Communications from the University of Montana, and also is a board member of IHS Markit Ltd., Fresenius Medical Care AG & Co., KGaA, Lloyds Banking Group plc and Fluor Corporation. She is also on the Board of Trustees for the California Institute for Technology and the Institute for Defense Analyses.
Paul Mascarenas is the former chief technical officer of Ford Motor Company. In that role, he led Ford’s worldwide research organization, overseeing the development and implementation of the company’s technology strategy and plans. He is currently a Venture Partner with Fontinalis Partners LLP and serves on the boards of the United States Steel Corporation, ON Semiconductor Corporation and Spartan Motors Inc.

Mascarenas holds a Bachelor of Science degree in Mechanical Engineering from the University of London, King’s College and is a Chartered Engineer, a Fellow of the Institution of Mechanical Engineers and an Society of Automotive Engineers (SAE) International Fellow. In addition he holds an honorary doctorate degree from Chongqing University and in 2015, was awarded an Order of the British Empire (OBE) for his services to the automotive industry.

About BorgWarner
BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 66 locations in 18 countries, the company employs approximately 29,000 worldwide. For more information, please visit borgwarner.com.

Deborah McWhinney and Paul Mascarenas

PR contact:
Kathy Graham
Phone: +1 248-754-0550
Email: mediacontact@borgwarner.com

borgwarner.com